Exhibit 5.2

[EDWARDS & ANGELL, LLP LETTERHEAD]

May 6, 2004

Great Lakes Dredge & Dock Company
Fifty-Three Dredging Corporation
2122 York Road
Oak Brook, Illinois 60523

Re:    Registration Statement on Form S-4. Registration No. 333-114059

Ladies and Gentlemen:

        We are issuing this opinion letter in our capacity as special legal counsel to Great Lakes Dredge & Dock Company, a New Jersey corporation ("GLDD"), and Fifty-Three Dredging Corporation, a New Jersey corporation ("Fifty-Three"; collectively with GLDD, the "Guarantors"), in connection with the Guarantors' proposed guarantee, along with the other guarantors under the Indenture (as defined below), of 7 3/4% Senior Subordinated Notes, due 2013, Series B in the aggregate principal amount of $175,000,000 (collectively, the "Exchange Notes"). The Exchange Notes are to be issued by Great Lakes Dredge & Dock Corporation, a Delaware corporation (the "Issuer"), pursuant to a Registration Statement on Form S-4 (Registration No. 333-114059), originally filed with the Securities and Exchange Commission (the "Commission") on March 30, 2004, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as supplemented or amended, is hereinafter referred to as the "Registration Statement"). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors pursuant to a certain Notation of Guaranty to be executed by each of the Guarantors (collectively, the "Guarantees"). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (as supplemented, the "Indenture"; collectively with the Guarantees, the "Guarantee Documents"), dated as of December 22, 2003, among the Issuer, the Guarantors, the other guarantors named therein and BNY Midwest Trust Company.

        In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including

          (i)  the Certificates of Incorporation and By-Laws or other governing document of the Guarantors, including, without limitation, (a) the Certificate of Incorporation of GLDD issued on April 20, 2004 by the State of New Jersey Department of the Treasury, (b) the Certificate of Incorporation of Fifty-Three issued on April 19, 2004 by the State of New Jersey Department of the Treasury, (c) a Good Standing Certificate for GLDD issued on April 16, 2004 by the State of New Jersey Department of the Treasury, and (d) a Good Standing Certificate for Fifty-Three issued on April 16, 2004 by the State of New Jersey Department of the Treasury (collectively, the "New Jersey Certificates");

         (ii)  minutes and records of the corporate proceedings of the Guarantors with respect to the issuance of the Guarantees,

        (iii)  the Registration Statement,

        (iv)  the Indenture, and

         (v)  the Guarantees.

        For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantors, and the due authorization, execution and delivery of all documents by the parties thereto other than the

Guarantors. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Guarantors and others. Specifically, and without limitation, we have, with the permission of the Issuer and the respective Guarantors, relied on (i) that certain Omnibus Secretary's Certificate for several entities, including without limitation GLDD, dated December 22, 2003, and (ii) that certain Secretary's Certificate of Fifty-Three dated December 22, 2003 (collectively, the "Guarantor Certificates"), and have assumed that matters covered in those certificates remain accurate as of the date hereof. Insofar as this opinion relates to factual matters, such opinion is based upon our actual knowledge as obtained solely from our reliance on such information and certificates obtained from the Guarantors or public officials, and our examination of the documents and organizational certificates referred to herein (including the Indenture and the Guarantees) and is intended to signify that, during the course of our representation of the Guarantors, no information has come to the attention of attorneys in this Firm who have worked on the transactions contemplated by the Indenture and/or the Guarantees, which would cause us to believe that the information contained in such certificates is not true and correct in all material respects. However, except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to knowledge of the existence or absence of such facts, should be drawn from our representation of the Guarantors.

        Our opinion expressed below is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New Jersey and the New Jersey case law decided thereunder and the federal laws of the United States of America.

        Based upon and subject to the assumptions, qualifications and limitations and the further limitations set forth below, we are of the opinion that:

1.
Based solely on the New Jersey Certificates and the Guarantor Certificates, each of the Guarantors is duly incorporated, validly existing and in good standing under the laws of the State of New Jersey.

2.
Each of the Guarantors has the requisite corporate power and authority to execute and deliver the Guarantee Documents and to perform its respective obligations thereunder.

3.
The execution and delivery of the Exchange Notes and the Guarantees by each of the Guarantors, and the performance of their respective obligations thereunder, have been duly authorized by each such Guarantor, and do not conflict with such Guarantor's Certificate of Incorporation, By-laws or any applicable New Jersey statute.

4.
The execution and delivery of the Indenture by each of the Guarantors, and the performance of their respective obligations thereunder, have been duly authorized by each such Guarantor, duly executed in accordance therewith, and do not conflict with such Guarantor's Certificate of Incorporation, By-laws or any applicable New Jersey statute.

        We hereby consent to the filing of this opinion with the commission as Exhibit 5.2 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

        This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is specifically limited to the present internal laws of the State of New Jersey and the laws of the United States, and we assume no obligation to revise or supplement this opinion should the present laws of the State of New Jersey or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

        This opinion is intended solely for your use, and is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof. Except to the extent expressly set forth above, this opinion may not be filed publicly, reproduced or relied upon by anyone else without our prior written consent.

Sincerely,
/s/ Edwards & Angell, LLP
EDWARDS & ANGELL, LLP